UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2008

MYRIAD GENETICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-26642	87-0494517
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

320 Wakara Way

Salt Lake City, Utah 84108

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (801) 584-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement

On May 21, 2008, Myriad Genetics, Inc. (“Myriad”) entered into an agreement with H. Lundbeck A/S (“Lundbeck”) for European commercialization of its lead Alzheimer’s disease therapeutic candidate, Flurizan®. Myriad granted Lundbeck the rights to market and sell Flurizan in the European Union and several associated non-EU countries.

In exchange for these rights, Lundbeck will pay Myriad an initial non-refundable $100 million and will pay up to $250 million in connection with regulatory approvals. Furthermore, Lundbeck has agreed to pay commercialization milestones and will purchase bulk pharmaceutical material from Myriad. Lundbeck will also pay escalating royalties of 20-39% on sales, less the amount paid for the bulk drug. Royalties are payable by Lundbeck on a country-by-country basis until the last to occur of the expiration of Myriad’s Flurizan patents or a specified number of years from first commercial sale.

Myriad and Lundbeck will establish a series of joint committees which will be responsible for the development and commercialization of Flurizan.

The agreement may be terminated by either party in the event of (i) mutual agreement, (ii) material, uncured breach, or (iii) bankruptcy. Furthermore, the agreement may be terminated by Lundbeck if they determine the results of Myriad’s global Phase III clinical trial do not warrant further safe or efficacious development of Flurizan.

The press release is attached hereto as an exhibit to this Current Report on Form 8-K and is being filed pursuant to this Item 1.01 as Exhibit 99.1 to this Current Report on Form 8-K.

ITEM 9.01	Financial Statements and Exhibits.

(d) The following exhibit is filed with this report:

Exhibit Number	Description

99.1	The Registrant’s press release dated May 22, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYRIAD GENETICS, INC.

Date: May 27, 2008	By:	/s/ Peter D. Meldrum
Peter D. Meldrum
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	The Registrant’s press release dated May 22, 2008.

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